Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact:	Terry Sanford, EVP & CFO Carriage Services, Inc. 713-332-8400

	Investors:	Alexandra Tramont/Matt Steinberg FD (212) 850-5600
CARRIAGE SERVICES ANNOUNCES
2010 FOURTH QUARTER AND RECORD 2010 RESULTS
HOUSTON — February 24, 2011 — Carriage Services, Inc. (NYSE: CSV) today announced results for the fourth quarter and year ended December 31, 2010, as follows:
     Melvin C. Payne, Chief Executive Officer, stated, “We finished 2010 strong with EPS of $0.12 in the fourth quarter and $0.45 for the full year, completing our second year in a row of record revenue and earnings under current accounting methods. Moreover, our 2010 Free Cash Flow of $18.6 million was also a record and $4.4 million or 31% higher than 2009, in large part because of the growing financial revenue contribution from our trust funds.”
     “Our greatest achievement of 2010 was maintaining our client family market share across our total portfolio, as our same store funeral contracts were flat and our cemetery interments were down less than 1% in what was generally believed to be a slightly down death rate year. We have now experienced flat to slightly up same store funeral contracts in two of the last three years, which we attribute to the quality of our Managing Partner business leaders and the heavy weighting of market share in our Standards Operating Model.”
     “Under the leadership of Brad Green, we completed building a top quality team of analysts and industry relationship personnel during 2010, as we geared up for a period of more rapid growth by acquisition over the next five years. After limited consolidation among independent owners over the last 12 years, we are experiencing a greater level of activity than in the past, but are being extremely selective in what we consider acquiring for our portfolio. During 2010 we added about $10 million in annualized funeral revenue in several strategic markets and expect to acquire at least $10 million in annualized revenue in 2011.”

Highlights of the 2010 year compared to 2009 performance were as follows:

•	Record Total Revenue of $184.9 million, an increase of 4.1% compared to $177.6 million in 2009;

•	Record Consolidated EBITDA of $42.1 million, an increase of 1.3% compared to $41.6 million in 2009;

•	Record Net Income of $8.1 million, an increase of 14.6% compared to $7.0 million in 2009;

•	Record EPS of $0.45 per diluted share, an increase of 12.5% compared to $0.40 per diluted share in 2009;

•	Record Free Cash Flow of $18.6 million, an increase of 31.0% compared to adjusted free cash flow of $14.2 million in 2009.
      Highlights of the fourth quarter of 2010 compared to the fourth quarter of 2009 performance were as follows:
•	Total Revenue of $48.1 million, an increase of 6.6% compared to $45.1 million in the fourth quarter of 2009;

•	Consolidated EBITDA of $10.3 million, a decrease of 1.1% compared to $10.4 million in the fourth quarter of 2009;

•	Net Income of $2.1 million, an increase of 19.3% compared to $1.8 million in the fourth quarter of 2009;

•	EPS of $0.12 per diluted share, an increase of 20.0% compared to $0.10 per diluted share in 2009;

•	Free Cash Flow of $7.1 million, an increase of 13.3% compared to $6.2 million in 2009.
FOUR QUARTER OUTLOOK 2011
     “Looking ahead to 2011, we are focused on improving our existing portfolio revenues and Field EBITDA Margins and are seeing positive early trends in our markets and financial performance. Because of the timing of the 2010 acquisitions and the costs related to acquiring and transitioning the new businesses into our Standards Operating Model under new management, these acquisitions had a minimal impact on our 2010 bottom line. Our goal is to realize 80-90% of the underwritten benefits by the end of the first quarter of 2011. As a result, we expect to report substantially higher revenues and earnings in 2011 from our 2010 acquisitions.”
     “We are therefore raising all of our key performance metrics for the Four Quarter Outlook ending December 31, 2011, including EPS to a range of $0.50 — $0.54 per diluted share. Apart from this formal 2011 Outlook, Carriage will celebrate its 20th anniversary in June of 2011, so I have challenged our operating and corporate leaders to perform at a level that will make 2011 a breakout performance year and one in which we will all be proud,” concluded Payne.

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2006. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin), the components of overhead, and interest expense (capital structure cost). Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of death care businesses. Please visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT
Period Ended December 31, 2010
($000’s)

	For the Three	For the Three	For the Twelve	For the Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	4,130	4,073	16,173	16,147
Preneed Contracts	979	1,016	3,870	3,902

Total Same Store Funeral Contracts	5,109	5,089	20,043	20,049

Acquisition Contracts
Atneed Contracts	914	1,463	3,465	4,593
Preneed Contracts	228	350	854	1,159

Total Acquisition Funeral Contracts	1,142	1,813	4,319	5,752

Total Funeral Contracts	6,251	6,902	24,362	25,801

Funeral Operating Revenue
Same Store Revenue	$27,995	$27,399	$108,513	$107,351
Acquisition Revenue	4,419	6,918	16,603	22,392

Total Funeral Operating Revenue	$32,414	$34,317	$125,116	$129,743

Cemetery Operating Revenue
Same Store Revenue	$8,803	$8,509	$36,021	$34,211
Acquisition Revenue	1,475	1,481	6,276	6,239

Total Cemetery Operating Revenue	$10,278	$9,990	$42,297	$40,450

Financial Revenue
Preneed Funeral Commission Income	$451	$448	$2,024	$2,265
Preneed Funeral Trust Earnings	970	1,543	3,911	6,117
Cemetery Trust Earnings	598	1,446	2,747	4,815
Preneed Cemetery Finance Charges	396	354	1,532	1,557

Total Financial Revenue	$2,415	$3,791	$10,214	$14,754

Total Revenue	$45,107	$48,098	$177,627	$184,947

Field EBITDA
Same Store Funeral Field EBITDA	$11,242	$10,444	$42,562	$42,030
Same Store Funeral Field EBITDA Margin	38.4%	35.9%	37.4%	36.6%

Acquired Funeral Field EBITDA	$1,468	$1,845	$5,420	$6,121
Acquired Funeral Field EBITDA Margin	32.0%	25.5%	31.5%	26.2%

Total Funeral Field EBITDA	$12,710	$12,289	$47,982	$48,151
Total Funeral Field EBITDA Margin	37.6%	33.8%	36.6%	34.9%

Same Store Cemetery Field EBITDA	$2,763	$3,189	$11,596	$13,002
Same Store Cemetery Field EBITDA Margin	28.5%	31.9%	29.2%	32.6%

Acquired Cemetery Field EBITDA	$418	$660	$1,996	$2,417
Acquired Cemetery Field EBITDA Margin	26.7%	36.6%	29.2%	34.8%

Total Cemetery Field EBITDA	$3,181	$3,849	$13,592	$15,419
Total Cemetery Field EBITDA Margin	28.2%	32.6%	29.2%	32.9%

Total Field EBITDA	$15,891	$16,138	$61,574	$63,570
Total Field EBITDA Margin	35.2%	33.6%	34.7%	34.4%

Overhead
Total Variable Overhead	$1,051	$1,203	$3,212	$3,573
Total Regional Fixed Overhead	896	792	3,093	3,370
Total Corporate Fixed Overhead	3,503	3,819	13,646	14,476

Total Overhead	$5,450	$5,814	$19,951	$21,419
	12.1%	12.1%	11.2%	11.6%

Consolidated EBITDA	$10,441	$10,324	$41,623	$42,151
Consolidated EBITDA Margin	23.1%	21.5%	23.4%	22.8%

Property Depreciation & Amortization	$2,499	$2,522	$10,339	$9,977
Non Cash Stock Compensation	280	357	1,169	1,533
Interest Expense	4,641	4,566	18,498	18,262
Other (Income)	(4)	(598)	(228)	(1,068)

Pretax Income	$3,025	$3,477	$11,845	$13,447
Income tax	1,225	1,330	4,797	5,368

Net income	$1,800	$2,147	$7,048	$8,079

	4.0%	4.5%	4.0%	4.4%

Diluted EPS from Continuing Operations	$0.10	$0.12	$0.40	$0.45
Diluted Shares Outstanding	17,539,490	18,424,000	17,749,847	17,938,000

FUNERAL OPERATIONS
     Total Funeral Operating Revenue for the fourth quarter increased 5.9% to $34.3 million from $32.4 million in the prior year quarter, driven entirely by 2010 acquired revenue. Same store Funeral Field EBITDA was $0.8 million lower than the comparable period a year ago, negatively impacted by higher self-insured claims reserves in the amount of $0.5 million. Contract volume for the acquired funeral portfolio for the fourth quarter rose 58.8% and acquired funeral revenue was up 56.6% due to the acquisitions completed over the last three quarters.
     Total Funeral Operating Revenue for 2010 increased 3.7% to $129.7 million from $125.1 million in 2009. Same store 2010 Funeral Operating Revenue declined $1.2 million, same store contract volume increased six contracts and the average revenue for the same store contracts increased 0.6% to $5,610, compared to 2009. The same store burial rate for the year decreased 120 basis points to 51.7% from 52.9% in 2009, in line with our historical norm due to the increase in cremations. Same Store Funeral Field EBITDA for 2010 declined by $0.5 million and the related Same Store Funeral Field EBITDA Margin declined 80 basis points due to higher self-insured claims costs of $1.2 million.
     Funeral Operating Revenue from the Acquired Portfolio increased $5.8 million in 2010 and the related Acquired Funeral Field EBITDA increased $0.7 million. The average revenue per contract in the Acquired businesses increased $80 per contract or 2.0% to $4,066 and the burial rate dropped from 41.0% for 2009 to 36.8% for 2010, as the new businesses acquired in 2010 were in predominantly higher cremation areas of the country.
CEMETERY OPERATIONS
     Total Cemetery Operating Revenue for the fourth quarter decreased 2.8% to $10.0 million from $10.3 million in the prior year quarter as preneed property revenue decreased by $0.1 million and atneed revenues decreased by $0.3 million. Total Cemetery Field EBITDA for the fourth quarter increased 21.0% to $3.8 million and Total Cemetery Field EBITDA Margin increased 440 basis points from 28.2% to 32.6% due primarily to higher trust fund earnings and lower controllable costs.
     Total Cemetery Operating Revenue for 2010 declined $1.8 million, or 4.4% to $40.4 million as revenues from preneed property sales declined by $1.8 million. Total Cemetery Field EBITDA for 2010 improved by $1.8 million to $15.4 million on the strength of higher trust fund earnings and lower controllable costs.

FINANCIAL REVENUE
     Total Financial Revenue includes preneed funeral insurance commission income, earnings from three types of trust funds and preneed insurance policies, and finance charges on our preneed cemetery receivables portfolio. During the fourth quarter Total Financial Revenue increased by approximately $1.4 million, or 57.0%, and for the full year 2010 increased by $4.5 million or 44.4%, equal to $0.15 per diluted share. The growth in 2010 Financial Revenue was primarily related to approximately $30 million of realized gains during 2010 in our trust funds and higher trust fund income from our large and growing fixed income portfolio.
TRUST FUND PERFORMANCE
     We have previously reported on the significant increase in the market value and income in our three types of trust funds that was a result of a highly successful repositioning strategy coordinated with our investment advisor. Total fixed income and equity gains realized in 2010 were $29.8 million, causing the gains to be allocated to individual contracts which gets reflected as higher financial revenue as these contracts mature. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.
($ in 000’s)

Discretionary Accounts					Total Trust Funds
CSV Trust Funds Market Value, Income, Yield and Gain (Loss)					CSV Trust Funds Market Value, Income, Yield and Gain (Loss)
				Unrealized					Unrealized
	Market	Est. Annual	Yield on	Gain /		Market	Est. Annual	Yield on	Gain /
Date	Value	Income*	Cost	(Loss)	Date	Value	Income*	Cost	(Loss)

12/31/08	$101,554	$5,431	5.27%	$(25,753)	12/31/08	$138,537	$6,654	3.98%	$(28,705)
12/31/09	$155,053	$7,170	7.65%	$34,965	12/31/09	$198,113	$8,221	5.04%	$35,034
12/31/10	$182,970	$8,420	6.10%	$26,965	12/31/10	$233,371	$9,749	4.74%	$27,698

*	Estimated Annual Income adjusted starting Q4 2009 to reflect current portfolio holdings.
Investment Performance

	Investment Performance		Index Performance(1)
						50/50 index
Timeframe	Discretionary	Total Trust	DJIA	S&P 500	NASDAQ	Benchmark

1 year ending 12/31/09	50.6%	47.4%	18.8%	23.5%	43.9%	16.2%
1 year ending 12/31/10	21.2%	18.4%	16.7%	15.1%	16.9%	10.8%

(1)	Investment performance includes realized income and unrealized appreciation.

CSV Trust Funds: Portfolio Profile
	12/31/2010		12/31/2010
	Discretionary Trust Funds		Total Trust Funds

Asset Class	MV	%	MV	%

Equities	$84,010	46%	$95,439	41%
Fixed Income	95,199	52%	120,505	52%
Cash	3,761	2%	17,427	7%

Total Portfolios	$182,970	100%	$233,371	100%

OVERHEAD
     The increase in Total Overhead for the fourth quarter was primarily attributable to higher annual field incentive compensation accruals and termination expenses, which impacted EPS by $0.01 per diluted share. The increase in Total Overhead for the year was primarily related to additional staffing for our Strategic Development and Trust Fund research groups, corporate development activities and the related costs of closing and transitioning acquisitions, and higher incentive compensation expense, which together impacted 2010 diluted EPS by almost $0.06.
FREE CASH FLOW
     Carriage achieved record Free Cash Flow in 2010 of $18.6 million, of which $7.1 million was produced during the fourth quarter of 2010. Our record Free Cash Flow for the year was an increase of $4.4 million or 31.0% compared to Adjusted Free Cash Flow of $14.2 million for 2009. Carriage also continues to have a relatively low weighted average diluted shares outstanding of 17.9 million. The sources and uses of cash for 2009 and 2010 consisted of the following (in millions):

	2009	2010
Cash flow provided by operations	$19.4 (1)	$25.7
Cash used for maintenance capital expenditures	(5.2)	(7.1)

Free Cash Flow	$14.2	$18.6
Cash at beginning of year	5.0	3.6
Acquisitions	(3.1)	(19.0)
Borrowings under credit facility	—	0.6
Cash used for growth capital expenditures — funeral homes	(0.8)	(1.3)
Cash used for growth capital expenditures — cemeteries	(3.3)	(2.3)
Cash used for litigation settlement	(3.3)	—
Share repurchase program	(4.3)	—
Other investing and financing activities, net	(0.8)	1.1

Cash at December 31st	$3.6	$1.3

Credit Facility borrowing at December 31st	$—	$0.6

(1)	Cash flow provided by operations excludes $3.3 million litigation settlement reported in the fourth quarter of 2008 and paid in the first quarter of 2009.
FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending December 31, 2011 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of death care assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, cemetery preneed property sales, preneed maturities and deliveries, average revenue per service, financial revenue and overhead items. Other variables include the outstanding amounts under our bank credit facility, our effective tax rate which is currently estimated to be approximately 40%, and the estimated number of diluted shares outstanding which is currently estimated to be approximately 18.2 million.
     Though we expect to acquire additional businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending December 31, 2011 because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK — Period Ending December 31, 2011
(amounts in millions, except per share amounts)

Range
Revenues	$190 — $195
Field EBITDA	$66.5 — $68.5
Field EBITDA Margin	35%
Total Overhead	$21.5 — $22.5

Consolidated EBITDA	$45 — $46
Consolidated EBITDA Margin	23.5%

Interest	$18.5
Depreciation & Amortization	$11.5
Income Taxes	$6.0 — $6.4
Net Income	$9.0 — $9.6
Diluted Earnings Per Share	$0.50 — $0.54
Free Cash Flow	$17.0 — $19.0
     Revenue and earnings for the four quarter period ending December 31, 2011 are expected to increase materially relative to the full calendar year ended December 31, 2010, in which Carriage earned $0.45 per diluted share, for the following reasons:
•	Increase in same store Funeral Revenue averages and same store Funeral Field EBITDA Margins
•	Increase in acquired Funeral Revenue and acquired Funeral Field EBITDA from the 2010 acquisitions
•	Increase in Financial Revenue from three categories of trust funds
Long Term Outlook — Through 2015 (Base Year 2010)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions

DIRECTOR ERICKSON RETIRING
     Ronald A. Erickson, age 74, announced his retirement from the Board of Directors at the Board meeting earlier today. Mr. Erickson’s current term on the Board ends at the 2011 annual meeting of shareholders and he has communicated to the Board his intent to not stand for re-election. Mr. Erickson joined the Board when Carriage went public in August 1996. “We thank Ron Erickson for his long and valuable service to Carriage Services. He leaves our Company in the strongest position in its history.” stated Mr. Payne. Carriage will begin a search in the near future for an independent Board member to replace Mr. Erickson.
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Friday, February 25, 2011 at 10:30 a.m. eastern time. To participate in the call, please dial 800-860-2442 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through March 7, 2011 and may be accessed by dialing 877-344-7529 and using pass code 447966. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Terry Sanford, Executive Vice President and Chief Financial Officer, at terry.sanford@carriageservices.com or 713-332-8475.
     Carriage Services is a leading provider of death care services and products. Carriage operates 147 funeral homes in 25 states and 33 cemeteries in 12 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other death care companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with

GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expenses unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of changes in profitability.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2009, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
— Financial Statements and Tables to Follow —

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, expect share data)

	December 31,	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,616	$1,279
Accounts receivable, net of allowance for bad debts	15,177	15,587
Inventories and other current assets	14,683	10,828

Total current assets	33,476	27,694

Preneed cemetery and funeral trust investments	183,484	206,569
Preneed receivables, net of allowance for bad debts	16,782	24,099
Receivables from preneed funeral trusts	14,629	21,866
Property, plant and equipment, net of accumulated depreciation	124,800	128,472
Cemetery property	71,661	71,128
Goodwill	166,930	183,324
Deferred charges and other non-current assets	7,536	7,860

Total assets	$619,298	$671,012

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$558	$563
Accounts payable and accrued liabilities	20,914	24,596

Total current liabilities	21,472	25,159

Senior long-term debt, net of current portion	131,898	132,416
Convertible junior subordinated debenture due in 2029 to an affiliated trust	93,750	92,858
Obligations under capital leases, net of current portion	4,418	4,289
Deferred preneed cemetery and funeral revenue	75,834	89,642
Deferred preneed cemetery and funeral receipts held in trust	143,101	160,834
Care trusts’ corpus	40,403	45,941

Total liabilities	510,876	551,139

Commitments and contingencies
Redeemable Preferred Stock	200	200

Stockholders’ equity
Common Stock	205	213
Additional paid-in capital	197,033	200,987
Accumulated deficit	(79,016)	(70,951)
Treasury stock	(10,000)	(10,576)

Total stockholders’ equity	108,222	119,673

Total liabilities and stockholders’ equity	$619,298	$671,012

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2009	2010	2009	2010
Revenues	$45,107	$48,098	$177,627	$184,947
Field costs and expenses	33,289	36,260	131,509	137,500

Gross profit	11,818	11,838	46,118	47,447
General and administrative expenses	4,156	4,393	16,003	16,806

Operating income	7,662	7,445	30,115	30,641
Interest expense	(4,641)	(4,566)	(18,498)	(18,262)
Other income	4	598	228	1,068

Income before income taxes	3,025	3,477	11,845	13,447
Provision for income taxes	(1,225)	(1,330)	(4,797)	(5,368)

Net income	1,800	2,147	7,048	8,079
Preferred stock dividend	4	4	14	14

Net income available to common stockholders	$1,796	$2,143	$7,034	$8,065

Basic earnings per common share:	$0.10	$0.12	$0.40	$0.46

Diluted earnings per common share:	$0.10	$0.12	$0.40	$0.45

Weighted average number of common and common equivalent shares outstanding:
Basic	17,325	17,890	17,573	17,635

Diluted	17,539	18,424	17,749	17,938

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	For the years ended December 31,
	2009	2010
Cash flows from operating activities:
Net income	$7,048	$8,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,106	10,704
Provision for losses on accounts receivable	3,937	4,031
Stock-based compensation expense	1,588	1,759
Deferred income taxes	4,797	1,521
Other	(37)	(470)
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(7,241)	(4,761)
Inventories and other current assets	112	1,830
Preneed funeral and cemetery trust investments	(3,737)	(1,369)
Accounts payable and accrued liabilities	(2,072)	2,975
Litigation settlement	(3,300)	—
Deferred preneed funeral and cemetery revenue	(784)	168
Deferred preneed funeral and cemetery receipts held in trust	4,678	1,212

Net cash provided by operating activities	16,095	25,679
Cash flows from investing activities:
Net proceeds from the sale of assets	67	400
Acquisitions	(3,102)	(19,007)
Growth capital expenditures	(4,120)	(3,559)
Maintenance capital expenditures	(5,250)	(7,102)

Net cash used in investing activities	(12,405)	(29,268)
Cash flows from financing activities:
Net borrowings under credit facility	—	600
Payments on senior long-term debt and obligations under capital leases	(778)	(474)
Purchase of convertible junior subordinated debenture	—	(576)
Proceeds from the exercise of stock options and employee stock purchase plan	476	1,759
Purchase of treasury stock	(4,260)	—
Dividend on redeemable preferred stock	(14)	(14)
Other financing expenses	(505)	(43)

Net cash provided by (used in) financing activities	(5,081)	1,252

Net decrease in cash and cash equivalents	(1,391)	(2,337)
Cash and cash equivalents at beginning of period	5,007	3,616

Cash and cash equivalents at end of period	$3,616	$1,279

CARRIAGE SERVICES, INC.
Selected Financial Data
December 31, 2010
(unaudited)

	December 31,	December 31,
Selected Balance Sheet Data:	2009	2010
Cash and short-term investments	$3,616	$1,279
Total Senior Debt (a)	136,874	137,268
Days sales in funeral accounts receivable	20.0	20.3
Senior Debt to total capitalization	39.9	39.2
Senior Debt to EBITDA (rolling twelve months)	3.3	3.3
a) — Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income to EBITDA for the three months and year ended December 31, 2009 and 2010 and the estimated rolling four quarters ended December 31, 2011 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

	Three months ended December 31,
	2009	2010
Net income	$1,800	$2,147
Provision for income taxes	1,225	1,330

Pre-tax earnings	3,025	3,477
Interest expense, including loan cost amortization	4,641	4,566
Other income	(4)	(598)
Depreciation & amortization	2,779	2,879

EBITDA	$10,441	$10,324

Revenue	$45,107	$48,098
EBITDA margin	23.1%	21.5%

			Rolling
			Four Quarter
	Twelve months ended December 31,		Outlook
	2009	2010	December 31, 2011 E
Net income	$7,048	$8,079	$9,300
Provision for income taxes	4,797	5,368	6,200

Pre-tax earnings	11,845	13,447	15,500
Interest expense, including loan cost amortization	18,498	18,262	18,500
Other income	(228)	(1,068)	—
Depreciation & amortization	11,508	11,510	11,500

EBITDA	$41,623	$42,151	$45,500

Revenue	$177,627	$184,947	$192,500
EBITDA margin	23.4%	22.8%	23.6%
Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Three months ended December 31,
	2009	2010
Cash provided by operating activities	$8,177	$9,131
Less maintenance capital expenditures	(1,930)	(2,053)

Free cash flow	$6,247	$7,078

	Twelve months ended December 31,
	2009	2010
Cash provided by operating activities	$16,095	$25,679
Cash used for litigation settlement	3,300	—

Adjusted cash provided by operating activities	$19,395	$25,679
Less maintenance capital expenditures	(5,250)	(7,102)

Adjusted free cash flow	$14,145	$18,577